EXHIBIT 8.1

List of Principal Subsidiaries and Consolidated Affiliated Entities

Place of Incorporation

Subsidiaries:
Perfect Harmony Group Limited	Cayman Islands
Fairlubo Auction Company Limited	Cayman Islands
Uxin Used Car Limited	Cayman Islands
UcarEase Holding Limited	British Virgin Islands
UcarBuy Holding Limited	British Virgin Islands
Uxin Hong Kong Limited	Hong Kong
Fairlubo Auction HK Company Limited	Hong Kong
UcarShow HK Limited	Hong Kong
GloryFin International Group Holding Company Limited	Hong Kong
UcarBuy HK Limited	Hong Kong
Youxinpai (Beijing) Information Technology Co., Ltd.	PRC
Youhan (Shanghai) Information Technology Co., Ltd.	PRC
Beijing Youxin Fengshun Lubao Vehicle Auction Co., Ltd.	PRC
Yougu (Shanghai) Information Technology Co., Ltd.	PRC
Youzhen (Beijing) Business Consulting Co., Ltd.	PRC
Kai Feng Finance Lease (Hangzhou) Co., Ltd.	PRC
Youqin (Shanxi) Finance Lease Co., Ltd.	PRC
Boyu Finance Lease (Tianjin) Co., Ltd.	PRC
Youxin (Shanghai) Used Car Business Co., Ltd.	PRC
Baogu Automobile Technology Services (Beijing) Co., Ltd. (“Baogu”)	PRC

Consolidated affiliated entities:
Youxin Internet (Beijing) Information Technology Co., Ltd.	PRC
Beijing Fengshun Lubao Vehicle Auction Co., Ltd.	PRC
Youxin Yishouche (Beijing) Information Technology Co., Ltd.	PRC
Chebole (Beijing) Information Technology Co., Ltd.	PRC
Zhejiang Dongwang Internet Technology CO., Ltd. (“Dongwang”)	PRC